UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 19, 2007

SonicWall, Inc.
(Exact name of registrant as specified in its charter)

California	000-27723	77-0270079
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1143 Borregas Avenue Sunnyvale, California	94089
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (408) 745-9600

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Payments under SonicWALL 2006 Incentive Bonus Plan

On April 24, 2006, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of SonicWALL, Inc. (the “Registrant”) adopted a bonus plan for employees of the Registrant, including Executive Officers and the Chief Executive Officer, for fiscal year 2006. Employees of the Registrant who were eligible for payments under the Registrant’s sales commission plan were not eligible to participate in the Plan.

The Committee selected total revenue, earnings per share on a pro-forma basis and free operating cash flow as defined performance measurements. These performance metrics were equally weighted. Company performance for fiscal year 2006 ended December 31, 2006 exceeded, on a blended average, 100% of the defined performance thresholds. As a result of that performance, 100% of the authorized bonus pool was eligible for release. The company did not, however, achieve performance metrics necessary to trigger an increase above 100% of the authorized bonus pool available for payment to eligible employees.

At its meeting on March 13, 2007, the Committee authorized payments under the Company’s 2006 Incentive Bonus Plan in an amount equal to 100% of the authorized bonus pool. The bonus payment made to each Executive Officer is as follows:

Matthew Medeiros, President & Chief Executive Officer	$450,000
Robert D. Selvi, Vice President & Chief Financial Officer	142,500
Robert B. Knauff, Vice President, Finance, Corporate Controller
& Chief Accounting Officer	80,000
Frederick M. Gonzalez, Vice President, General Counsel &
Corporate Secretary	84,000

Mr. John DiLullo, Vice President, WorldWide Sales, was not eligible to participate in the plan since he receives payments under the Registrant’s sales commission plan.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SonicWall, Inc. (Registrant)
March 19, 2007 (Date)	/s/ ROBERT D. SELVI Robert D. Selvi Chief Financial Officer